EXHIBIT 99
FOR IMMEDIATE RELEASE

June 27, 1994

FOR MORE INFORMATION:

For Kemper Corporation:
Steve Radis                         Elliot Schrage/Davis Weinstock
Kemper Corporation                  Clark & Weinstock
(708) 320-5552                      (212) 953-2550


For Conseco, Inc.:
James W. Rosensteele                Joele Frank/Ann Hance
Vice President, Investor Relations  Abernathy/MacGregor/Scanlon
Conseco, Inc.                       (212) 371-5999
(317) 573-2893

            KEMPER AND CONSECO SIGN DEFINITIVE MERGER AGREEMENT;
                   CONSECO TO PURCHASE ALL KEMPER SHARES
                        FOR $67.00 IN CASH AND STOCK

LONG GROVE, ILLINOIS and CARMEL, INDIANA (June 27, 1994) -- Kemper Corporation (NYSE:KEM) and Conseco, Inc. (NYSE:CNC) today jointly announced that they have signed a definitive merger agreement providing for all Kemper shareholders to receive $67 in a combination of cash and stock for each of their shares. Under the merger agreement, a wholly owned subsidiary of Conseco will be merged into Kemper. It is contemplated that the combined entity would operate under the Kemper name.

In the merger, each of the issued and outstanding shares of Kemper common stock would be converted into the right to receive $56.00 in cash and a fraction of a share of Conseco common stock determined by dividing $11.00 by the average closing price of Conseco common stock prior to the merger (such fraction to be not more than 0.2418 nor less than 0.1982).

Based on Conseco's closing price on Friday, June 24, 1994, the total consideration would be $67.00 per Kemper share, and the total value of the transaction would be approximately $3.25 billion, based on the number of fully diluted Kemper shares and existing Kemper long-term debt and non-convertible preferred stock.

"We are delighted that Kemper and Conseco are coming together to form one of the leading financial services companies in the United States," said Stephen C. Hilbert, founder and chairman of the board of Conseco. "We have a great regard for Dave Mathis and his team and look forward to a smooth transition in the combination of our two companies."

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"We have a great respect for Conseco and look forward to working with them," said David B. Mathis, chief executive officer of Kemper Corporation. "Our board has unanimously concluded that this agreement is in the best interest of our shareholders."

The merger agreement provides that, prior to July 6, 1994, under certain circumstances, the board of directors of Kemper may terminate the agreement and accept a proposal made by another party, upon payment to Conseco of $25 million and reimbursement of its out-of-pocket expenses. Thereafter, if Kemper receives a proposal from another party, Kemper may terminate the agreement upon payment to Conseco of $100 million and reimbursement of its out-of-pocket expenses.

Consummation of the merger is subject to customary terms and conditions, including approval by the stockholders of Kemper and Conseco, regulatory approvals and approvals by the boards and shareholders of Kemper's mutual funds, and to obtaining the required financing.

At the closing, it is contemplated that Conseco Capital Partners II, L.P. (CCP II), Conseco's life insurance acquisition vehicle, will purchase Kemper's life insurance and real estate subsidiaries from Conseco.

Conseco and CCP II have obtained a commitment letter from Citibank N.A. to provide in excess of $1.22 billion of senior secured bank financing for the transaction. Morgan Stanley & Co. Incorporated has provided Conseco with a letter stating that it is highly confident that up to $750 million of subordinated debt financing will be available for the transaction. The remaining cash required for the merger, approximately $550 million (including estimated transaction, restructuring and other costs), is to be provided by Conseco and other existing investors in CCP II.

Upon completion of the transaction, Conseco and CCP II affiliate would have more than $85 billion in assets under management, total net revenues and annual collected premiums of $4.2 billion, and 9,000 employees; they would provide a broad range of financial services to individual and institutional customers.

Kemper, headquartered in Long Grove, Illinois, is a financial services holding company with principal operations in asset management, life insurance and securities brokerage. Kemper has approximately $90 billion in life insurance in force, and operates one of the ten largest full-service brokerage firms in the United States. Kemper has the nation's seventh largest mutual fund family, with $45 billion in assets under management, and also manages $22 billion in assets for Kemper's life insurance companies and other institutional customers.

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Conseco, which began operations in 1982, generates earnings from three primary activities: operating life insurance companies; providing fee-based services to affiliates and other financial institutions; and acquiring and restructuring life insurance companies through specially formed acquisition vehicles.

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